Exhibit 16





April 16, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Gentlemen:

We have read Item 4 of Form 8-K of Northgate Innovations, Inc. for the event that occurred on April 16, 2004, and are in agreement with the statements contained therein insofar as they relate to our firm.





                                                        CORBIN & COMPANY, LLP